Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion herein in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated May 13, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

June 14, 2021